UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2010

Apple REIT Seven, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-52585	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Seven, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01. Other Events.

          On October 18, 2010, the Company, through two of its wholly owned subsidiaries, entered into a Credit Agreement (the “Credit Agreement”) with KeyBank National Association (lead bank or agent), Compass Bank and RBS Citizens, N.A. The Credit Agreement provides for an unsecured revolving credit facility of $85 million and a maturity date of October 18, 2012. Interest will be payable monthly on the outstanding balance based on an annual rate of either LIBOR plus 3.5% or the Prime Rate plus 3.5%, at the Company’s option. The Credit Agreement calls for a minimum LIBOR floor of 1.5%. The Company will be required to pay a quarterly fee at an annual rate of 0.5% on the average unused balance of the credit facility. Under the terms and conditions of the Credit Agreement, the Company may make voluntary prepayments in whole or in part, at any time..

          At closing the Company borrowed approximately $35.6 million under the credit facility to extinguish its existing unsecured loans and for transaction costs. The remaining balance available under the credit facility will be used for general corporate purposes, including capital expenditures, redemptions and distributions.

          The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.

          The foregoing summary does not purport to be a complete statement of the terms and conditions under the Credit Agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, Chief Executive Officer

October 21, 2010